Exhibit 10.50
June 20, 2006
Rick Dobson
Dear Rick,
I am pleased to offer you the position of Senior Vice President and Chief Financial Officer, reporting to me. This position is located in Atlanta, Georgia. The terms and conditions applicable to your appointment to this position are as follows:
1.	Starting Date

The effective date of this position will be July 19, 2006, or a date mutually agreeable between us.

2.	Salary

The position of Senior Vice President and Chief Financial Officer will have an initial base salary of $ 450,000 annually.

3.	Short-Term Incentives (STI)

In addition to base salary, this position also includes participation in Novelis’ STI program. The target payout for your position will be 75% of your base salary annually. You will be eligible for pro-rated participation for 2006. Your performance measures for this plan for 2006 will be built around Novelis business performance objectives with specific objectives for improvements in the Finance function. Depending on the level of the results, the actual bonus for 2006 could be as high as two-times target or 150% of your base salary or as low as zero.

4.	Long Term Incentives (LTI)

You will be eligible for participation in Novelis’ LTI program. The target annual opportunity for your position is $ 750,000. Novelis is in the process of developing a new plan for approval by shareholders in October. We anticipate making a grant shortly thereafter for a three-year performance period. It is expected that the performance measure will be the total shareholder return of Novelis compared to the return of the companies in the S&P Industrials Index. Depending on the level of the results, the actual LTI earned for a period could be as high as two and one-half times target or $ 1,875,000 (would be higher if Novelis share price increases from date of grant) or as low as zero. It is anticipated that the plan design will require the payout to be made in Novelis shares.

5.	Benefits

Novelis provides a wide range of benefits which include:
w	Savings and Pension — You will be immediately eligible to participate in the Novelis Savings and Retirement Plan. Under the savings portion of the plan, you will have pre- and after-tax savings options with Company match of 100% on your first 3% of contributions and 50% on your next 3% of contributions. You will immediately be vested 100% in the Company match. Under the retirement portion of the plan you will receive a Company contribution in the amount of 5% of your base salary and annual bonus received. You will be fully vested in the retirement portion on your third anniversary, there is no partial vesting.
w	Life insurance.

w	Medical and prescription drug plan.

w	Dental coverage.

w	Short and long term disability.

w	Flex Perks — You will receive an annual gross stipend of $11,500, paid to you over 12 months. This amount is intended for your personal use for club memberships, professional financial services or as you may choose. The company does not otherwise pay for club dues and/or financial services.
NOTE: We are sending you information related to the Novelis Medical Plan to help you understand our approach to healthcare coverage. If you have any benefits questions please feel free to call Dennis Harrish at 404-814-4214.
6.	Company Vehicle

You will be eligible to participate in the company leased vehicle program. The company will pay the lease cost to a maximum of $37,000 capitalized cost. The company currently has a 2006 Mercedes CLK 350 in Atlanta under lease with less than 4,000 miles in impeccable condition available for you. Fuel, maintenance and insurance expenses are paid by the company. In accordance with IRS regulations, use of a company provided vehicle for personal use is a taxable benefit to you.

7.	Education

In terms of educational assistance for your teenager in grades 1-12, the Company will reimburse you for private school in Atlanta as long as you are based in Atlanta. This benefit is subject to approval by the Company for a schedule of schools.

8.	Relocation

Given your particular family circumstances, the company is prepared to allow you to defer the process of moving your primary residence from Kansas City to Atlanta until a time to be determined in 2007 or 2008, depending on your family circumstances. We can discuss the details of this and timing in due course. The Novelis relocation program would include the following items for you:
w	Temporary accommodations (with tax gross-up) for you in the Atlanta area for up to 12 months.

w	Reimbursement (with tax gross-up) for roundtrip coach travel between Atlanta and Kansas City but no more frequently than once every two weeks during this 12 month period (some trips for your wife and son to Atlanta may also be arranged).

w	Miscellaneous relocation allowance of $25,000 paid at the time of relocation of your primary residence move.

w	Relocation of your household goods to the Atlanta area.

w	Home purchase program should you be unsuccessful in selling your home in Kansas City following a reasonable effort on your part.

w	Federal and state income tax preparation for the year of your move.

w	Standard closing costs (e.g. fees, tax stamps, attorney fees).
The relocation and home purchase program will be available to you through 2008, to facilitate your primary residence move to best suit your family circumstances.
9.	Vacation Entitlement

You will be entitled to ten(10) days of vacation for the year 2006. Thereafter, your vacation entitlement will be governed by Novelis’ vacation policy but will continue to be no less than twenty (20) days annually. You will also be entitled to the legal holidays in Novelis’ 2006 published holiday schedule for the Atlanta office.

10.	Severance

Given your senior level in the event your employment is terminated, you will receive twelve (12) months severance pay and benefits; all other terms will be per company policy as described in the Novelis Severance Policy.

11.	Pre-employment physical

This offer is conditional upon your passing a pre-placement physical exam and drug screen to ensure your suitability for the required tasks. Your currently scheduled physical is acceptable, provided that the results are transmitted for the review of the Novelis medical representative. You should contact Mary Sundelin at 1-800-745-2522 extension 6893 as soon as possible to secure the information for the drug screen and coordinate the results of your pre-employment physical.
This offer is conditional upon your passing a pre-placement drug screen test. You should contact Mary Sundelin at 1-800-745-2522 as soon as possible to make arrangements.
This position requires travel/business related expenses. You must have a credit card to cover these business-related expenses. Novelis will provide you with an application for a corporate American Express Card. The ability to obtain a corporate American Express card is however based solely on your personal credit.
I trust the above is acceptable to you. If you have any questions about the offer, please feel free to contact me.
If you agree with the above, please sign and return a copy of this letter to me by June 26, 2006.
On behalf of Novelis, I look forward to welcoming you to our team.
Sincerely,
/s/ Brian W. Sturgell
Brian W. Sturgell
President and Chief Executive Officer
cc.Dennis Harrish

Accepted by:	/s/ Rick Dobson

DATED:	June 23, 2006